SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-12644
                                                ------------

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
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             (Exact name of registrant as specified in its charter)

                                 350 Park Avenue
                            New York, New York 10022
                                 (212) 826-0100
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.01 Per Share
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            (Title of each class of securities covered by this Form)

             7.375% Senior Quarterly Income Debt Securities Due 2097
             6.950% Senior Quarterly Income Debt Securities Due 2098
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)(i)       [  ]                Rule 12h-3 (b)(1)(ii)      [  ]
Rule 12g-4 (a)(1)(ii)      [  ]                Rule 12h-3 (b)(2)(i)       [  ]
Rule 12g-4 (a)(2)(i)       [  ]                Rule 12h-3 (b)(2)(ii)      [  ]
Rule 12g-4 (a)(2)(ii)      [  ]                Rule 15d-6                 [  ]
Rule 12h-3 (b)(1)(i)       [X]


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                Approximate number of holders of record as of the
                         certification or notice date: 1


         Pursuant to the requirements of the Securities Exchange Act of 1934, FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:

Dated: July 10, 2000                         By:/s/ Bruce E. Stern
                                               ------------------
                                               Name:  Bruce E. Stern
                                               Title: Managing Director, General
                                                      Counsel and Secretary